HECO Exhibit 10.10

[HECO letterhead]

June 13, 2008

CONFIDENTIAL

Mr. T. Michael May

President and Chief Executive Officer

Hawaiian Electric Company, Inc.

P. O. Box 2750

Honolulu, Hawaii 96840

Re:	Retirement Understanding for T. Michael May

Dear Mike:

In recognition of your 17 years of service to Hawaiian Electric Company and at your request, I have agreed to memorialize the terms of your retirement from the Company, which terms we have discussed in detail. Those terms are set forth below.

First, you can continue as President and CEO and a director of HECO (the “Company”) until August 1, 2008, at which point in time you will step down from those positions. However, as chair of the board, I will begin working with you immediately on transition matters and effectively oversee the HECO management team and the Company’s business affairs.

Second, you will remain an employee of HECO, at your current base salary compensation level, until on or before February 1, 2009 (your anniversary date), at which time you will retire, with the understanding that you will take all remaining weeks of accrued vacation prior to your retirement date.

Third, upon your retirement (or as soon thereafter as 2008 financial results can be finalized and EICP awards by the Compensation Committee made), you will receive a payment of $348,600 offset by the amount of EICP payout you receive for 2008 (but not less than zero). As an employee throughout 2008, you will be eligible to receive EICP and LTIP payouts, if any, in accordance with the terms of that plan. Any EICP payout that you receive for 2008 shall be considered under the terms of SERP. If a 2008 EICP payout of “target” is achieved, it would have a specific impact (“Impact”) on the calculation of your SERP benefits. In the event that a 2008 EICP payout of at least “target” is not achieved, then the Company will purchase an annuity for you in an amount equivalent to the shortfall that would exist by you not receiving the Impact. [For example, if the Impact would result in an additional benefit of $30,000/year in SERP benefits, and if you only received 80% of the EICP target, then the Company would purchase for you an annuity equivalent to $6000/year (which reflects the aforesaid shortfall).]

CONFIDENTIAL
T. Michael May	Re: Retirement Understanding for T. Michael May
June 13, 2008
Page 2

Fourth, the following Company reimbursements or perquisites will continue until your retirement date: (i) the monthly fees of your club memberships (OCC and Plaza Club); (ii) your current parking space; and (iii) your current automobile and gas allowance. In addition, the company will assist you in removing personal effects from the office and reimburse you for packing and moving expenses.

Fifth, the Company will provide you with office space and secretarial assistance, if needed, through your retirement date; however, you shall occupy your current office only until August 1, 2008. It is not expected in the terms of your continued employment that you report for work at specified times and location, but be on call and available from time to time to support the Company and assist with the leadership transition.

Sixth, the Company shall reimburse you for the customary expenses you will incur while traveling to and attending two conferences – the EEI conference for CEOs to be held in October/November of this year, and the ABB conference to be held in September in which you are a scheduled speaker. With respect to both conferences, you shall represent yourself as the retired CEO of HECO.

Finally, it is understood that you shall cooperate fully with the Company and the executive search that will be underway, and assist the new CEO when he/she arrives as needed. Further, you recognize that as long as you are an employee of the Company, you are subject to compliance with the Company’s Code of Conduct and other policies and procedures.

I believe that the foregoing accurately reflects our understanding regarding the terms of your departure and retirement. Please acknowledge this by signing below where indicated and return a copy to me.

Sincerely,

/s/ Constance H. Lau
Constance H. Lau
Chairman of the Board
Hawaiian Electric Company, Inc.

Acknowledged:

/s/ T. Michael May
T. Michael May